Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statements of Dune Acquisition Corporation II (the “Company”) on Form S-1 of our report dated March 7, 2025, which includes an explanatory paragraph as the Company’s ability to continue to as a going concern, with respect to our audit of the financial statements of the Company as of December 31, 2024 and for the year ended from September 13, 2024 (inception) through December 31, 2024, which appears in the Prospectus, which is part of the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Grassi & Co., CPAs, P.C.

GRASSI & CO., CPAs, P.C.

Jericho, New York

March 7, 2025